Exhibit 99.1

AMPIO PHARMACEUTICALS AMENDS WARRANT AGREEMENT

PR Newswire March 28, 2017

Comment

ENGLEWOOD, CO., March 28, 2017 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE), a leader in the development of Ampion™, a low molecular weight fraction of human serum albumin with anti-inflammatory properties, today announced that it entered into a Waiver and Consent Letter Agreement with CVI Investments, Inc., amending the terms of warrants previously issued to CVI on September 1, 2016.

Under the Waiver and Consent Agreement, CVI waived the right to have its warrant exercise price reduced and the number of Ampio shares of Common Stock underlying the warrant increased in the event the Company secures any financing, including debt, which includes issuing or selling shares of Common Stock for a price per share less than the warrant exercise price. CVI also waived the prohibition on Ampio’s ability to issue or sell shares of its Common Stock, options or convertible securities at a price which varies or may vary with the market price of the Common Stock or pursuant to an equity credit line or similar “at-the-market”-type offering. These waivers are permanent.

In return, the Company agreed to reduce the exercise price of the original warrants from $1.00 per share of Common Stock to $0.40 per share of Common Stock and to not issue or sell any shares of its capital stock for a period of 10 trading days following the execution of the Agreement.

Michael Macaluso, Chairman and Chief Executive Officer of Ampio state “we are very pleased to have negotiated this arrangement with CVI Investments as it not only eliminates a serious dilution overhang from the company, but it also greatly enhances the company’s financing alternatives.”

About Ampio Pharmaceuticals:

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process, and (iii) decreasing vascular permeability.

Forward-Looking Statements:

Ampio’s statements in this press release that are not historical fact, and that relate to future- plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “proposed,” “will,” “anticipate,” and similar expressions. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Gregory A. Gould, Chief Financial Officer

Phone: (720) 437-6500

Email: Info@ampiopharma.com